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                                                                    NEWS RELEASE


For information contact:
David L. Hall
Executive Vice President
and Chief Financial Officer
(912) 743-0911



                  FIRST LIBERTY TO ACQUIRE MIDDLE GEORGIA BANK


     Macon, Georgia, January 19 - Middle Georgia Bank in Byron, Georgia, and First Liberty Financial Corp. (Nasdaq: FLFC), the holding company for First Liberty Bank, announced that they have signed a letter of intent concerning a proposed transaction whereby Middle Georgia Bank will be acquired by and merged into First Liberty, with First Liberty being the surviving institution. Completion of the transaction, which is subject to the approval of Middle Georgia's stockholders, the negotiation and execution of a definitive agreement, and bank regulatory approval, is expected to occur in July.

     It was reported that Middle Georgia stock, valued at $90.00 per share, will be exchanged for First Liberty common stock, valued at its average closing price for the 10-day period ending five days before the closing, but within a range of from $21.00 to $24.00 per share, adjustable to a range of from $21.50 to $23.50 per share if First Liberty common stock closes at or above $21.50 for a period of three trading days within 60 days of the date of the letter of intent. The total consideration for the transaction is expected to be approximately $18 million, and the transaction will be accounted for as a pooling of interests.

     Commenting on the announcement, Billy A. Dick, Chairman of the Board of Directors of Middle Georgia Bank, said, "Our board is unanimous in its support of this transaction and excited about becoming part of the First Liberty organization. We know that our community and our customers will be well served as a result of the merger." Mr. Dick also said that his bank's board of directors would continue to serve as a community board for First Liberty in Peach County following the merger, that W. L. Brown, Middle Georgia's President, would serve as First Liberty's City President, and that Harold W. Peavy, Jr., a principal stockholder of Middle Georgia, would join the board of directors of First Liberty Financial Corp.




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    Mr. Brown remarked, "Our board members, officers and employees look forward to working with First Liberty in these continuing capacities. It will give us the opportunity to work together to make the merger and the bank even more successful."

    Robert F. Hatcher, First Liberty's President and Chief Executive Officer, said, "We have been looking for some time at opportunities to expand our bank's presence in a contiguous market, and the area served by Middle Georgia Bank really will complement our present Macon-Warner Robins market. Our approach to community banking involves the concept of a partnership between First Liberty and local boards, with local decision-making backed up by financial strength. This ought to be an excellent partnership that fits our way of doing business. We look forward to working with the customers, employees, and directors of Middle Georgia Bank."

     As of December 31, 1995, First Liberty Bank had assets of approximately $925 million and total deposits of approximately $715 million, and Middle Georgia Bank had assets of approximately $110 million and total deposits of approximately $100 million. The combined institutions will have assets of approximately $1 billion and total deposits of approximately $815 million.

     Middle Georgia Bank operates two banking offices in Byron and Fort Valley, Georgia. First Liberty operates 29 banking offices in Middle, Coastal, and South Georgia, a loan production office in Atlanta, and owns a mortgage banking company, Liberty Mortgage Corporation, which operates throughout Georgia and through correspondent relationships in several other southeastern states.

     First Liberty common stock is traded on the Nasdaq Stock Market under the symbol FLFC, and its Series B 6.0% cumulative convertible preferred stock is listed on the Nasdaq SmallCap Market under the symbol FLFCO.

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